CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 27, 2023, relating to the financial statements and financial highlights of Barrett Opportunity Fund, Inc., for the year ended August 31, 2023, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Disclosure Of Portfolio Holdings” and “Independent Registered Public Accounting Firm and Financial Statements” in the Statement of Additional Information.

/s/ COHEN & COMPANY, LTD.

COHEN & COMPANY, LTD.

Milwaukee, Wisconsin

December 29, 2023